UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2006

ANTARES PHARMA, INC.

(Exact name of registrant specified in its charter)

Delaware	1-32302	41-1350192
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

707 Eagleview Blvd., Suite 414 Exton, PA	19341
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (610) 458-6200

Not applicable.

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

At the Annual Meeting of Stockholders of Antares Pharma, Inc. (the “Company”), held on May 4, 2005, the Company’s stockholders approved the 2006 Equity Incentive Plan (the “2006 Plan”) and the funding of the 2006 Plan with 2,500,000 available shares of the Company’s common stock.

The Company’s board of directors (the “Board”) has the exclusive authority to administer the 2006 Plan, including the power to select the persons to whom awards are granted, determine the types and sizes of awards, establish the terms and conditions of awards, determine the availability of cashless exercise options, select the performance factors applicable to performance awards and determine whether amounts payable with respect to awards may be deferred. The Board may delegate to a committee of two or more members of the Board the authority to grant or amend awards to participants. Any designated committee will include at least two directors, each of whom qualifies as a non-employee director pursuant to Rule 16b-3 of the Exchange Act, and an “outside director” pursuant to Section 162(m). Persons eligible to participate in the 2006 Plan include employees, directors, consultants and other individuals who provide service to the Company or its affiliates as determined by the Board.

The maximum number of shares of common stock available for issuance under the 2006 Plan is 2,500,000. To the extent that an award terminates, expires or lapses for any reason, any shares subject to the award may be used again for new grants under the 2006 Plan. In addition, shares tendered or withheld to satisfy the grant or exercise price or any tax withholding obligation may be used for grants under the 2006 Plan. The maximum number of shares of stock with respect to one or more awards that may be granted to any one participant during a calendar year shall be 500,000 shares. In addition, no more than 500,000 shares of the 2,500,000 shares available for issuance may be issued as restricted stock grants, restricted stock units, and performance awards.

The 2006 Plan provides for the grant of incentive stock options and nonqualified stock options, restricted stock, restricted stock units, and performance awards. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2006 Plan.

Stock options, including incentive stock options, as defined under Section 422 of the Code, and nonqualified stock options may be granted pursuant to the 2006 Plan. The option exercise price of all incentive stock options granted pursuant to the 2006 Plan will be at least 100% of the fair market value of the common stock on the date of grant. No option may be re-priced without stockholder approval. Stock options may be exercised as determined by the Board, but in no event after the tenth anniversary of the date of grant, except the Board is authorized to grant options to participants whose principal place of employment is outside the U.S. for a period longer than ten years. The aggregate fair market value of the shares with respect to which options intended to be incentive stock options are exercisable for the first time by an employee in any calendar year may not exceed $100,000.

Upon the exercise of a stock option, the purchase price must be paid in full in either cash or its equivalent or by tendering previously acquired shares of common stock with a fair market value at the time of exercise equal to the exercise price or other property acceptable to the Board.

Restricted stock may be granted pursuant to the 2006 Plan. A restricted stock award is the grant of shares of common stock at a price determined by the Board (including zero) that is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the Board.

The other types of awards that may be granted under the 2006 Plan include restricted stock units and performance awards. A restricted stock unit is the right to receive payment in cash and/or common stock of an amount equal to the fair market value of a share of common stock at the time of the distribution of a share of common stock. A performance award is the right to receive payment in cash, common stock or a combination of cash and stock contingent upon the extent to which certain predetermined performance targets have been met.

In the event of a recapitalization, stock split or combination, stock dividend, or other similar event or transaction affecting the common stock or the share price of the common stock in a manner that causes dilution or enlargement of benefits or potential benefits under the 2006 Plan, then the Board may make proportionate adjustments to: (i) the aggregate number of, and types of, shares of stock subject to the 2006 Plan, (ii) the number, class and/or issuer of any outstanding awards and (iii) the exercise price for any outstanding awards. In addition, in the event of a change of control, the Board may take any of the following actions: (i) cause an award to become vested and/or immediately exercisable or non-forfeitable, in whole or in part; (ii) accelerate the expiration date of any option (with notice to the participant), (iii) cancel any award in exchange for a substitute award; or (iv) cancel any award in exchange for cash and or substitute consideration with equal value to the award.

The Board may terminate, amend, or modify the 2006 Plan at any time; provided, however, that stockholder approval must be obtained for any amendment to the extent necessary or desirable to comply with any applicable law, regulation or stock exchange rule, to increase the number of shares available under the 2006 Plan or to change the eligibility requirements under the 2006 Plan.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1 – 2006 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTARES PHARMA, INC.

Date: May 9, 2006	By:	/s/ JACK E. STOVER
	Name:	Jack E. Stover
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Document
10.1	2006 Equity Incentive Plan